Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:
Cindy Green
Director of Investor Relations
817-224-1461
cindy.green@dyn-intl.com
DynCorp International Inc. Reports Fourth Quarter and
Fiscal 2009 Year-End Financial Results
•	Fiscal year 2009 revenue increased $961.3 million to $3.1 billion, or 44.9% year-over-year
•	Diluted earnings per share increased to $1.22, or 45.2%, year-over-year
•	Fiscal year 2009 Adjusted EBITDA was $221.3 million, an increase of $46.5 million over fiscal year 2008
•	Fiscal year 2009 DSO was 60 days resulting in a cash balance of $200.2 million
Falls Church, Va. — June 3, 2009 — DynCorp International Inc. (NYSE: DCP), a provider of specialized mission-critical services to civilian and military government agencies, today reports strong fiscal 2009 fourth quarter and fiscal 2009 full year financial results.
“DynCorp International ended fiscal year 2009 on a strong note, with fourth quarter revenue and operating income up 41.9% and 116.2%, respectively, over last year, capping a record year in revenue, adjusted EBITDA and cash generation” said William L. Ballhaus, CEO of DynCorp International. “Moreover, our disciplined approach to working capital management enabled us to reduce DSO to 60 days, resulting in operating cash flow of $141 million for the full year. Given our strong momentum coming out of fiscal year 2009 and our attractive market positions in platform support and the application of smart power, we are looking forward to continued robust growth of our business in fiscal year 2010.”
DynCorp International remains committed to creating and enhancing shareholder value through a combination of strong cash flow generation and revenue growth. As a premier contract services provider to the U.S. Government, we believe that the company enters fiscal year 2010 with significant momentum reinforcing our expectations for double-digit growth in EPS in fiscal year 2010.

Fiscal 2009 Fourth Quarter Results
Revenue for the fourth quarter of fiscal year 2009 increased $239.9 million, or 41.9%, to $812.8 million, compared to revenue of $572.9 million for the fourth quarter of fiscal year 2008. The increase was the result of growth in all three of the company’s operating segments. Operating income was $49.8 million for the fourth quarter of fiscal year 2009 compared to $23.0 million for the fourth quarter of fiscal year 2008. Diluted earnings per share were $0.34 for the fourth quarter of fiscal year 2009 compared to $0.17 for the fourth quarter of fiscal year 2008. Adjusted EBITDA for the quarter was $57.5 million, an increase of 45.3% from the corresponding quarter of fiscal year 2008.
Driving the 41.9% revenue increase was the Army’s Intelligence and Security Command (INSCOM) contract under which the Company’s majority owned joint venture, Global Linguist Solutions (GLS), provides linguists to the Department of Defense. In addition to the growth from the INSCOM contract, the balance of the business generated revenue growth of 9.3% in the fourth quarter of fiscal year 2009, as compared to the fourth quarter of fiscal year 2008. This growth was primarily from existing contracts for Mine Resistant Ambush Protected (MRAP) vehicle support, Life Cycle Contract Support (LCCS) services, Civilian Police (CIVPOL) training and U.S. Army support in the Philippines, partially offset by reductions on Africa Peacekeeping and the U.S. Department of State Air Wing programs.
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, loss on extinguishment of debt, and a portion of other expense related to interest rate swap losses, adjusted for the impact of unrecoverable severance related expenses) increased 45.3% to $57.5 million for the fourth quarter of fiscal year 2009, compared to $39.6 million for the fourth quarter of fiscal year 2008. The increase was driven by a combination of robust revenue growth, including the INSCOM contract, higher margins on our MRAP program, and from the benefit of selling, general and administrative (SG&A) expense efficiencies implemented earlier in the fiscal year. These increases were partially offset by an additional provision for estimated contract losses in Afghanistan construction. Adjusted EBITDA margin for the fourth quarter of fiscal year 2009 was 7.1% of revenue compared to 6.9% for the comparable period in fiscal year 2008. This margin increase was primarily the result of higher costs in the fourth quarter of fiscal year 2008 from items such as legal matters, offset by an increasing percentage of the Company’s revenue being generated by cost type contracts, changes in portions of the CIVPOL contract, and the structure of the GLS joint venture.
Fiscal 2009 Full Year Results
Revenue for fiscal year 2009 increased by $961.3 million, or 44.9%, to $3.1 billion, compared to revenue of $2.1 billion for fiscal year 2008. Operating income for fiscal year 2009 increased 56.7% to $188.0 million, compared to operating income of $120.0 million in fiscal year 2008. Diluted earnings per share were $1.22 for fiscal year 2009 compared to $0.84 for fiscal year 2008.
The revenue increase resulted from growth across all three business segments, which generated higher revenue for fiscal year 2009 compared to fiscal year 2008. The main driver of the 44.9% revenue increase was strong performance by the Company’s GLS subsidiary under the Army’s INSCOM contract. In addition to growth from the INSCOM contract, the balance of the business generated revenue growth of 12.0% in fiscal year 2009 compared to fiscal year 2008. This growth came primarily from existing contracts such as MRAP, CIVPOL, LCCS, Contract Field Teams, Afghanistan construction and U.S. Army support in the Philippines, with partial offsets coming from reductions on Africa Peacekeeping and Air Wing programs.

Adjusted EBITDA increased 26.6% to $221.3 million for fiscal year 2009, compared to $174.8 million for fiscal year 2008. This increase was driven principally by a combination of strong revenue growth, higher margins on the MRAP program, growth and awards fees from the INSCOM contract, and SG&A expense efficiencies implemented during the fiscal year. These increases were partially offset by a provision for estimated contract losses and the revision of estimated contract margins associated with Afghanistan construction. Adjusted EBITDA margin for fiscal year 2009 was 7.1% of revenue compared to 8.2% for fiscal year 2008. This margin reduction was primarily the result of the change in contract mix with the addition of the INSCOM contract, the structure of the GLS joint venture and changes in portions of the CIVPOL contract increasing our percentage of revenue from cost type contracts from 30% in fiscal year 2008 to 49% for fiscal year 2009.
Operating cash flow increased $98.5 million to $140.9 million in fiscal year 2009, compared to $42.4 million in fiscal year 2008. The increase was driven by higher cash generated from operations from our continued profitability growth and more effective working capital management, especially in regards to accounts receivable. Days sales outstanding (DSO) was 60 days at the end of fiscal year 2009, compared to 73 days at the end of fiscal year 2008.
During the fourth quarter of fiscal year 2009 we invested approximately $24.0 million in the repurchase of our common stock and senior subordinated notes. With this investment, we ended fiscal year 2009 with unrestricted cash in excess of $200 million. Net debt, which is total debt less cash and cash equivalents, was $399.7 million on April 3, 2009, a reduction of $108.1 million on a year-over-year basis.
Backlog increased 5.7% to $6.3 billion as of April 3, 2009. The backlog increase is primarily due to the successful recompete of the War Reserve Materiel contract and task orders under the CIVPOL contract.
Fiscal Year 2010 Guidance
The Company is issuing the following guidance for fiscal year 2010, which ends on April 2, 2010. The guidance range incorporates uncertainty on the timing of new program starts as well as the growth prospects of our core business including the LOGCAP IV program.

FY 2010
Revenue	$3,250 to $3,450 million
EBITDA	$230 to $240 million
Diluted earnings per share	$1.42 to $1.54

Conference Call
The Company will host a conference call at 8:30 a.m. EST on Thursday, June 4, 2009 to discuss fourth quarter and full year fiscal 2009 financial results. To participate in the conference call, dial (866) 871-0758 and enter conference ID number 98132883. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 10:30 a.m. EST on June 4, 2009, through 11:59 a.m. EST on July 4, 2009. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter ID number 98132883.
About DynCorp International
DynCorp International Inc., through its operating company DynCorp International LLC, is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations and logistics support. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.
Reconciliation to GAAP
In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures and for share amounts used to derive earnings per share, please see the financial schedules accompanying this release.

Forward-looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of the Company’s control that may cause its business, strategy or actual results or events to differ materially from the statements made herein. These risks and uncertainties may include, but are not limited to, the following: our substantial level of indebtedness; policy and/or spending changes implemented by the Obama administration; termination of key U.S. government contracts; changes in the demand for services the Company provides; pursuit of new commercial business in the U.S. and abroad; activities of competitors including bid protests; changes in significant operating expenses; changes in availability of or cost of capital; general political, economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue; anticipated revenue from indefinite delivery, indefinite quantity contracts; expected percentages of future revenue represented by fixed-price and time-and-materials contracts; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
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(Financial tables follow)

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Fiscal Year Ended(1)
	April 3, 2009	March 28, 2008
	(unaudited)	(unaudited)

Revenue	$3,101,093	$2,139,761

Cost of services	(2,768,962)	(1,859,666)
Selling, general and administrative expenses	(103,583)	(117,919)
Depreciation and amortization expense	(40,557)	(42,173)

Operating income	187,991	120,003

Interest expense	(58,782)	(55,374)
Loss on early extinguishment of debt, net	(4,131)	—
Other, net	7,563	8,019

Income before income taxes	132,641	72,648
Provision for income tax	(41,995)	(27,999)

Income before minority interest	90,646	44,649
Minority interest	(20,876)	3,306

Net income	$69,770	$47,955

Earnings per share:
Basic	$1.22	$0.84
Diluted	$1.22	$0.84

Average shares outstanding
Basic	56,970	57,000
Diluted	57,037	57,004

Adjusted EBITDA (2)	$221,287	$174,820
Adjusted EBITDA margin	7.1%	8.2%

Operating cash flow	$140,871	$42,361

	Fiscal Year Ended(1)
(% of Revenue)	April 3, 2009	March 28, 2008
	(unaudited)	(unaudited)

Revenue	100.0%	100.0%

Cost of services	(89.3%)	(86.9%)
Selling, general and administrative expenses	(3.3%)	(5.5%)
Depreciation and amortization expense	(1.3%)	(2.0%)

Operating income	6.1%	5.6%

Other (expense) income:
Interest expense	(1.9%)	(2.6%)
Loss on early extinguishment of debt, net	(0.1%)	0.0%
Other, net	0.2%	0.4%

Income before income taxes	4.3%	3.4%
Provision for income tax (as a percentage of income before income tax)	(31.7%)	(38.5%)
Income before minority interest	2.9%	2.1%
Minority interest	(0.7%)	0.2%

Net income	2.2%	2.2%

(1)	The fiscal year ended April 3, 2009 was a 53 week period from March 29, 2008 to April 3, 2009. The fiscal year ended March 28, 2008 was a 52 week period from March 31, 2007 to March 28, 2008.

(2)	See EBITDA/Adjusted EBITDA reconciliation.

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended
	April 3, 2009	March 28, 2008
	(unaudited)	(unaudited)

Revenue	$812,821	$572,908

Cost of services	(729,844)	(501,604)
Selling, general and administrative expenses	(23,233)	(38,003)
Depreciation and amortization expense	(9,963)	(10,272)

Operating income	49,781	23,029

Interest expense	(14,340)	(13,127)
Gain on early extinguishment of debt, net	313	—
Other, net	1,043	2,659

Income before income taxes	36,797	12,561
Provision for income tax	(11,909)	(6,083)

Income before minority interest	24,888	6,478
Minority interest	(5,722)	3,306

Net income	$19,166	$9,784

Earnings per share:
Basic	$0.34	$0.17
Diluted	$0.34	$0.17

Average shares outstanding
Basic	56,878	57,000
Diluted	56,937	57,001

Adjusted EBITDA (1)	$57,482	$39,562
Adjusted EBITDA margin	7.1%	6.9%

Operating cash flow	$70,676	$91,617

	Three Months Ended
(% of Revenue)	April 3, 2009	March 28, 2008
	(unaudited)	(unaudited)

Revenue	100.0%	100.0%

Cost of services	(89.8%)	(87.6%)
Selling, general and administrative expenses	(2.9%)	(6.6%)
Depreciation and amortization expense	(1.2%)	(1.8%)

Operating income	6.1%	4.0%

Other (expense) income:
Interest expense	(1.8%)	(2.3%)
Gain on early extinguishment of debt, net	0.0%	0.0%
Other, net	0.1%	0.5%

Income before income taxes	4.5%	2.2%
Provision for income tax (as a percentage of income before income tax)	(32.4%)	(48.4%)
Income before minority interest	3.1%	1.1%
Minority interest	(0.7%)	0.6%

Net income	2.4%	1.7%

(1)	See EBITDA/Adjusted EBITDA reconciliation.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF ADJUSTED EBITDA AND BASIC EPS, EXCLUDING CERTAIN ITEMS
(In thousands)

	Three Months Ended
	April 3, 2009	March 28, 2008
	(unaudited)	(unaudited)

Net income	$19,166	$9,784
Income tax provision	11,909	6,083
Interest expense and swap ineffectiveness(1)	15,272	13,127
Depreciation and amortization(2)	10,246	10,568

EBITDA(3)	$56,593	$39,562

Unrecoverable severance related costs(4)	889	—

Adjusted EBITDA(5)	$57,482	$39,562

Basic EPS	$0.34	$0.17
Excluding unrecoverable severance related costs(4)	0.01	—

Basic EPS, excluding certain items(6)	$0.35	$0.17

	Fiscal Year Ended(8)
	April 3, 2009	March 28, 2008
	(unaudited)	(unaudited)

Net income	$69,770	$47,955
Income tax provision	41,995	27,999
Interest expense and swap ineffectiveness(1)	64,158	55,374
Depreciation and amortization(2)	41,634	43,492
EBITDA(3)	$217,557	$174,820

Unrecoverable severance related costs(4)	3,730	—

Adjusted EBITDA(5)	$221,287	$174,820

Basic EPS	$1.22	$0.84
Excluding net loss on early extinguishment of debt(7)	0.05	—
Excluding unrecoverable severance related costs(4)	0.04	—

Basic EPS, excluding certain items(6)	$1.31	$0.84

(1)	Includes net gain/loss from early extinguishment of debt and interest rate swap losses recorded in Other, net on our Condensed Consolidated Statement of Income.

(2)	Amount includes certain depreciation and amortization amounts which are classified as cost of services on our Condensed Consolidated Statements of Income.

(3)	We define EBITDA as GAAP net income adjusted for interest, taxes, depreciation and amortization, loss on extinguishment of debt, and a portion of other expense related to interest rate swap losses. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(4)	Represents the net unrecoverable amount of severance costs associated with certain employees.

(5)	There were no adjustments to EBITDA in fiscal year 2008. As a result, EBITDA and Adjusted EBITDA are the same for those periods.

(6)	Basic EPS, excluding certain items, is included to provide clarity regarding the impact of items of a non -recurring and/or non-operational nature. This additional information allows investors to make comparisons to periods in which similar events did not occur. Basic EPS, excluding certain items, does not represent basic EPS, as basic EPS is defined under GAAP, and should not be considered as an alternative to basic EPS or any other performance measures derived in accordance with GAAP. Basic EPS, excluding certain items, as presented in this press release is not necessarily comparable to similarly titled measures reported by other companies.

(7)	Represents the EPS impact from the expensed deferred financing fees associated with the extinguishment of our pre-existing senior secured credit facility net of gains associated with our repurchase of senior subordinated notes on the open market. The impact of this adjustment on the fourth quarter was less than one penny per share.

(8)	Fiscal year 2009 was a 53 week period from March 29, 2008 to April 3, 2009. Fiscal year 2008 was a 52 week period from March 31, 2007 to March 28, 2008.

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of
	April 3, 2009	March 28, 2008
	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$200,222	$85,379
Restricted cash	5,935	11,308
Accounts receivable, net of allowances of $68 and $268	564,432	513,312
Other current assets	124,214	126,368

Total current assets	894,803	736,367

Non-current assets	644,411	666,342

Total assets	$1,539,214	$1,402,709

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$454,806	$374,554

Long-term debt, less current portion	569,372	590,066
Other long-term liabilities	6,779	13,804
Minority interest	10,736	—

Shareholders’ equity	497,521	424,285

Total liabilities and shareholders’ equity	$1,539,214	$1,402,709

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended(1)
	April 3, 2009	March 28, 2008
	(unaudited)	(unaudited)

Cash flows from operating activities:	$140,871	$42,361

Cash flows from investing activities:	(9,148)	(11,306)

Cash flows from financing activities:	(16,880)	(48,131)

Net increase/(decrease) in cash and cash equivalents	114,843	(17,076)
Cash and cash equivalents, beginning of period	85,379	102,455

Cash and cash equivalents, end of period	$200,222	$85,379

(1)	Fiscal year 2009 was a 53 week period from March 29, 2008 to April 3, 2009. Fiscal year 2008 was a 52 week period from March 31, 2007 to March 28, 2008.

DYNCORP INTERNATIONAL INC.
OTHER CONTRACT DATA
(In millions)

	As of
	April 3, 2009	March 28, 2008
	(unaudited)	(unaudited)

Backlog(1):
Funded backlog	$1,431	$1,164
Unfunded backlog	4,867	4,797

Total backlog (2)	$6,298	$5,961

Estimated remaining contract value(3)	$8,415	$7,485

(1)	Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contract options and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that the customer has typically exercised contract options.

(2)	As of April 3, 2009 and March 28, 2008, the backlog related to GLS was $3.1 billion and $3.5 billion, respectively.

(3)	Estimated remaining contract value represents total backlog plus management’s estimate of future revenue under IDIQ contracts for task or delivery orders that have not been awarded. Future revenue represents management’s estimate of revenue that will be recognized from the end of current task orders until the end of the IDIQ contract term and is based on our experience and performance under our existing contracts and management judgments and estimates with respect to future task or delivery order awards. Although we believe our estimates are reasonable, there can be no assurance that our existing contracts will result in actual revenue in any particular period or at all. Our estimated remaining contract value could vary or even change significantly depending upon various factors including government policies, government budgets and appropriations, the accuracy of our estimates of work to be performed under time and material contracts and whether we successfully compete with any multiple bidders in IDIQ contracts.